Exhibit 1.1.1

TAX EXEMPT SECURITIES TRUST

INTERMEDIATE TERM TRUST 66 (LIMITED TERM)

REFERENCE TRUST AGREEMENT

Dated as of June 18, 2003

This Reference Trust Agreement among Citigroup Global Markets Inc., as Depositor, JPMorgan Chase Bank, as Trustee, and Kenny S&P Evaluation Services, a division of J.J. Kenny Company, Inc., a subsidiary of The McGraw-Hill Companies, Inc., as Evaluator, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Tax Exempt Securities Trust, For All Uninsured Series Formed On Or Subsequent to The Effective Date Specified Below, Trust Indenture and Agreement” (the “Basic Agreement”), dated July 16, 1987, as amended on June 18, 2003. Such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute, for each Series, respectively, a single instrument (the “Indenture”).

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee and the Evaluator agree as follows:

Part I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the Provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument, except that the Basic Agreement is amended in the following manner:

(a)	References to L.F. Rothschild & Co. Incorporated, Drexel Burnham Lambert Incorporated and Kidder Peabody & Co. Incorporated in their capacities as Depositors shall be deleted throughout the Basic Agreement.

(b)	References to Standard & Poor’s Corporation in its capacity as Evaluator are hereby replaced by Kenny S&P Evaluation Services, a division of J.J. Kenny Company, Inc., a subsidiary of The McGraw-Hill Companies, Inc., throughout the Basic Agreement.

(c)	References to Smith Barney, Harris Upham & Co. Incorporated in its capacity as Depositor are replaced by Citigroup Global Markets Inc. throughout the Basic Agreement.

(d)	References to United States Trust Company of New York in its capacity as Trustee are replaced by JPMorgan Chase Bank throughout the Basic Agreement.

(e)	The Certificate of Ownership delivered to the Depositor in connection with the deposit described in Section 2.01 may, notwithstanding anything to the contrary in the Indenture, be executed manually on behalf of the Depositor.

(f)	The following definitions are added to Section 1.01:

(i)	“Date of Deposit” shall mean the date of creation of a Trust on which the Depositor first deposits Bonds in the Trust.

(ii)

“Prospectus” shall mean the prospectus relating to a series of a Trust in the form first used to confirm sales of Units provided, however, that if such form of prospectus differs from the form of prospectus reviewed by the Trustee or its counsel at the closing, all such matters and terms as are incorporated by reference in the Reference Trust Agreement (including, without limiting the foregoing, the schedule entitled “Portfolio of Securities”) shall be the matters and terms indicated in the form of prospectus reviewed by the Trustee or its counsel in the absence of written agreement by the Trustee to any change therein.

(g)	In all places in the Basic Agreement or Reference Trust Agreement where the words “in the Schedules to a Reference Trust Agreement” or “in Schedule A hereto” appear, these words shall be deleted and replaced by “under Portfolio of Securities in the Prospectus”; and in all places where the words “in Part II of the Reference Trust Agreement” appear, they shall be deleted and replaced by “in the Prospectus.”

(h)	Article III, Section 3.05, shall be amended as follows:

(i)	the following shall be added after the first sentence of Section 3.05:

“On the First Settlement Date, the Trustee shall also advance from its own funds and pay the Depositor the interest which accrues on any ‘when issued’ Bonds and any Bonds otherwise delivered after the Date of Deposit between the Date of Deposit of the respective Trust and the respective dates of delivery of any Bonds.”

(ii)	the following shall be inserted as a new sub-section (c) and the remaining sub-sections relettered:

“(c)  deduct from the Interest Account or, to the extent funds are not available in such account, from the Principal Account and pay to the Depositor the amount it is at the time entitled to receive pursuant to Section 8.07.”

(iii)	in the second paragraph of relettered sub-section (e), the words “equal to a fraction of subsequent monthly distributions as provided for in the Reference Trust Agreement” shall be deleted and replaced by “as indicated in the Prospectus as “First distribution per Unit” under “Summary of Essential Information” and the last sentence shall be amended to read:

“The Trustee shall not be required to make a distribution from the Principal Account of the Trust unless the cash balance on deposit therein available for distribution shall be sufficient to distribute at least $5.00 per Unit thereof.”

(i)	Article III, Section 3.06 “Distribution Statements,” sub-sections (A)(3) and (B)(3) shall be amended by adding the word “Depositor,” after the phrase “…and fees and expenses of the…” in each sub-section.

(j)	Article IV, entitled “Evaluation of Securities, Evaluator,” Section 4.03 “Evaluator’s Compensation” shall be amended to delete the following words in the first sentence,

“of $35 (plus $.25 for each issue of Securities in such Series in excess of 50 issues; each maturity being treated as a separate issue and Deposited Units of any single Series of Tax Exempt Securities Trust being treated as a single issue) for each evaluation of the Series completed during the initial public offering period; and shall receive against a statement therefor submitted to the Trustee monthly on or before each Computation Date the amount of $8 for each evaluation of the Series completed after the initial public offering period”;

and to insert the following:

“set forth under ‘Summary of Essential Information’ in the Prospectus for each evaluation of the Bonds in a Trust.”

(k)	Article VI, entitled “Trustee,” Section 6.01 “General Definition of Trustee’s Liabilities, Rights and Duties” shall be amended as follows:

(i)	Section 6.01(g) shall be amended by deleting the phrase “but not less than 25%”

(ii)	Section 6.01(i) shall be deleted in its entirety.

(l)	Article VIII, entitled “Depositors” shall be amended by adding the following after the last sentence of Section 8.06 “Exclusions from Liability”:

“Section 8.07.    Compensation:

(a)  The Depositor shall receive at the times set forth in Section 3.05(c) as compensation for performing portfolio supervisory services, such amount, and for such periods, as are specified under “Summary of Essential Information” in the Prospectus. The computation of such compensation shall be made on the basis of the greatest principal amount of bonds in a Trust at any time during the period for which such compensation is being computed. At no time, however, will the total amount received by the Depositor for services rendered to all series of Tax Exempt Securities Trust in any calendar year exceed the aggregate cost to the Depositor of supplying such services in such calendar year, except to the extent permitted by law. Such rate may be increased from time to time, without the consent or approval of the Unit Holders or the Trustee, by amounts not exceeding the percentage of the total increase during the period from the date of such Reference Trust Agreement to the date of such increase, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index All Services Less Rent or, if such Index is no longer published, in a similar index to be determined by the Trustee and the Depositor.

(b)  The Depositor shall receive, as reimbursement for any bookkeeping and related administrative services performed by the Depositor on behalf of a Trust of a character normally performed by the Trustee, such amounts as the Depositor, in writing, shall direct the Trustee to pay, provided that the total amount paid to the Depositor for such services in any calendar year shall not exceed the aggregate cost to the Depositor of supplying such services in such calendar year, except to the extent permitted by law and provided further that the Trustee shall not reimburse the Depositor for services currently performed for the Trust by the Trustee.

In the event that any amount of the compensation paid to the Depositor pursuant to Section 3.05 is found to be an improper charge against a Trust, the Depositor shall reimburse the Trust in such amount. A charge shall be considered improper only if a final judgment or order for reimbursement of a Trust shall be rendered against the Depositor and such judgment or order shall not be effectively stayed or a final settlement is established in which the Depositor agree to reimburse the Trust for amounts paid to the Depositor pursuant to this Section 8.07.”

(m)	Article III shall be amended by adding at the end thereof the following:

“Section 3.15    Special Provision for Grantor Trusts

The Trust is intended to be treated as a fixed investment (i.e., grantor) trust for income tax purposes, and its powers shall be limited in accordance with the restrictions imposed on such trusts by Treasury Regulation Section 301.7701-4(c) or similar or successor provisions of Treasury Regulations under the Internal Revenue Code of 1986, as amended (“Treas. Reg. § 301.7701-4(c)”). Nothing in this Indenture, or otherwise, shall be construed to give the Trustee the power to vary the investment of the Unitholders within the meaning of Treas. Reg. § 301.7701-4(c), or similar or successor provisions of Treasury Regulations under the Internal Revenue Code of 1986, as amended, nor shall the Depositor give the Trustee any direction that would vary the investment of the Unitholders.”

(n)	Article III, Section 3.01, shall be amended to read as follows:

“Section 3.01.    Initial Cost:  Subject to reimbursement as hereinafter provided, the cost of organizing the Trust and sale of the Trust Units shall be borne by the Depositor, provided, however, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. Upon notification from the Depositor that the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Principal Account, and pay to the Depositor the Depositor’s reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this section shall be for the account of the Unitholders of record at the conclusion of the primary offering period and shall not be reflected in the computation of Unit Value prior thereto. As used herein, the Depositor’s reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption.”

(o)	Article VI, entitled “Trustee,” Section 6.04 Compensation shall be amended to add the following after the second sentence of Section 6.04:

“During the first year, such compensation shall be reduced by the amount set forth in the Prospectus, if any, which amount represents all or a portion of the amount of interest which accrues on any when issued Bonds and any Bonds otherwise delivered after the Date of Deposit between the Date of Deposit of the respective Trust and the respective dates of delivery of any Bonds (for the purpose of this calculation, but not for the calculation of the distribution to the Depositor on the First Settlement Date under Section 3.05, interest on any when-issued bond having an interest commencement date after the Date of Deposit shall nevertheless be deemed to accrue as of the Date of Deposit). The Depositor shall reimburse the Trustee for such reduction on or before the First Settlement Date of the Trust.”

(p)	Section 3.01.1 is hereby added, to read as follows:

“Section 3.01.1    Update Cost:  To the extent permitted by an opinion of independent counsel or in reliance on No-Action letters issued by the staff of the Securities and Exchange Commission, the Trust shall bear the expenses associated with updating the Trust’s registration statement and maintaining registration or qualification of the Units and/or a Trust under federal or state securities laws subsequent to initial registration. Such expenses shall include legal fees, accounting fees, typesetting fees, electronic filing expenses and regulatory filing fees. However, all direct distribution expenses of the Trust (including the costs of maintaining the secondary market for the Trust), such as printing and distributing prospectuses, and preparing, printing and distributing any advertisements or sales literature will be paid at no cost to the Trust. Any payments received by the Depositor reimbursing it for payments made to update a Trust’s registration statement will not exceed the costs incurred by the Depositor. The Trust shall further incur expenses associated with all taxes and other governmental charges imposed upon the Bonds or any part of a Trust (no such taxes or charges are being levied or made or, to the knowledge of the Depositor, contemplated). The above expenses, including the Trustee’s fees, when paid by or owing to the Trustee, are secured by a lien on the Trust. In addition, the Trustee is empowered to sell Bonds in order to make funds available to pay all expenses.”

Part II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

(a)  This Series of Tax Exempt Securities Trust consists of the separate underlying trusts listed under “Summary of Essential Information” in the Prospectus.

(b)  The Trust will terminate on the date of maturity, redemption, sale or other disposition of the last Bond held in the Trust.

(c)  The interest-bearing obligations listed under each “Portfolio of Securities” in the Prospectus are those which, subject to the terms of this Indenture, have been assigned to or deposited with the Trustee in trust under this Trust Indenture.

(d)  The term “Depositor” shall mean Citigroup Global Markets Inc.

(e)  The aggregate number of Units for the Trust, as referred to in Sections 2.03 and 9.01 of the Basic Agreement, is set forth under “Summary of Essential Information—Number of Units” in the Prospectus.

(f)  A Unit of Ordinary Denomination in the Trust is the amount set forth under “Summary of Essential Information—Fractional Undivided Interest in Trust per Unit” in the Prospectus.

(g)  For the Trust, the term “First Settlement Date” shall mean June 24, 2003.

(h)  For the Trust, the term “Monthly Computation Date” shall mean the first day of each month commencing on the date specified in the Prospectus under “Summary of Essential Information—Record Dates.”

(i)  For the Trust, the term “Monthly Distribution Date” shall be the fifteenth day of each month commencing on the date specified in the Prospectus under “Summary of Essential Information—Distribution Dates.”

(j)  For the Trust, the term “Record Date” shall be the date set forth as such in the Prospectus under “Summary of Essential Information—Record Dates.”

(k)  The amount of the first monthly distribution for the Trust shall be that amount set forth in the Prospectus as “First distribution per Unit” under “Summary of Essential Information.”

(l)  The annual Trustee’s Fee for this Tax Exempt Securities Trust Series shall be the amount set forth in the Prospectus as “Less: Estimated Trustee’s Annual Fee” under “Summary of Essential Information—Calculation of Estimated Net Annual Income per Unit.”

(m)  The Evaluator’s fee for this Tax Exempt Securities Trust Series shall be the amount set forth in the Prospectus under “Summary of Essential Information—Evaluator’s Fee,” for each evaluation of the Bonds in a Trust.

(n)  The Depositor’s annual portfolio supervision fee for this Tax Exempt Securities Trust Series is the amount set forth under “Summary of Essential Information—Sponsor’s Annual Portfolio Supervision Fee” in the Prospectus.

(o)  For purposes of this Series of Tax Exempt Securities Trust, the form of the Certificate set forth in this Indenture shall be appropriately modified to reflect the title of this Series and such of the special Terms and Conditions of Trust set forth herein as may be appropriate.

[Signatures and acknowledgments on separate pages]